Exhibit 5
SEC LAW FIRM
11693 San Vicente Boulevard, Suite 357
Los Angeles, CA 90049
Tel. 310-557-3059
Fax. 310-388-1320
www.seclawfirm.com
September 1, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Save the World Air, Inc. Form S-8 Registration Statement (File No. 333- )
Ladies and Gentlemen:
          This opinion is furnished in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by Save the World Air, Inc., a Nevada corporation (the “Company “) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 7,000,000 shares of the Common Stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to the Save the World Air, Inc. 2004 Stock Option Plan (the “Plan”).
          We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.
          Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.
Very truly yours,
/s/ Lance Jon Kimmel